EXHIBIT 10.1

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is made and entered into as of September 24, 2015, by and between Raymond K. Guba (“Executive”) and Global Power Equipment Group Inc. (the “Company”).  The Company and Executive are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”

WHEREAS, Executive and the Company have determined to provide for the termination of Executive’s employment with the Company on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.                                      Termination of Employment.  Effective as of September 24, 2015 (the “Separation Date”), Executive’s employment with the Company and its affiliates (including, without limitation, as Chief Financial Officer of the Company) shall terminate and Executive shall cease to be an employee and officer of any and all of the foregoing.  In addition, as of the Separation Date, Executive shall, and by execution of this Agreement he does, resign from any and all directorships Executive may hold with any of the affiliates of the Company.  Executive hereby agrees to execute any and all additional documentation the Company may deem necessary or appropriate to effectuate such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon the Separation Date, regardless of when or whether he executes any such additional documentation.  As used in this Agreement, the term “affiliate” means any entity controlled by, controlling, or under common control with, the Company.

2.                                      Accrued Benefits.  The Company shall pay or provide to Executive the following payments and benefits:

(a)                                 Salary and Vacation Pay.  Within ten calendar days after the Separation Date, the Company shall issue to Executive his final paycheck, reflecting (i) his earned but unpaid base salary through the Separation Date, and (ii) his accrued but unused vacation pay through the Separation Date.

(b)                                 Expense Reimbursements.  The Company, within 30 calendar days after the Separation Date, shall reimburse Executive for any and all reasonable business expenses incurred by Executive in connection with the performance of his duties prior to the Separation Date, which expenses shall be submitted by Executive to the Company with supporting receipts and/or documentation no later than 15 calendar days after the Separation Date.

(c)                                  Other Benefits.  All Company-provided benefits shall cease to accrue on the Separation Date, including but not limited to accrual of vacation, sick, and other benefits.  The Company shall continue to provide the existing level of health insurance benefits to Executive and his eligible dependents through September 30, 2015, after which date Executive may be eligible for continuation of those health insurance benefits at Executive’s expense pursuant to COBRA, and will receive information regarding election of benefit continuation separately.   To the extent not theretofore paid or provided, the Company shall pay or provide, or cause to be paid or provided, to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under the Company’s (or an affiliate’s) benefit plans, programs and arrangements in each case in accordance with the terms, conditions and normal procedures of each such plan and based on accrued and vested benefits through the

Separation Date.

3.                                      Severance Benefits.  If and only if (x) Executive executes the release attached as Exhibit A to this Agreement (the “Release”),  (y) the Release becomes irrevocable pursuant to its terms (the date on which the Release so become irrevocable being the “Effective Release Date”), and (z) Executive continues to comply with his obligations set forth in Sections 5, 6, and 7 hereof, the Company shall vest Executive in certain otherwise unvested restricted share units (“RSUs”) held by Executive as of the Separation Date as follows:

(a)                                 All unvested time-based RSUs held by Executive as of the Separation Date (being a total of 32,987 RSUs) will vest in full on the Separation Date and will be paid within five business days after the Effective Release Date.

(b)                                 All unvested performance-based RSUs held by Executive as of the Separation Date (being a total of 27,933 RSUs, of which 9,333 were granted in 2013, 7,333 were granted in 2014, and 11,267 were granted in 2015) will be paid to Executive, in each case:  (i) at the same time as would have been the case under the applicable award agreement if Executive’s employment had continued through the date on which the particular RSUs would have otherwise vested; and (ii) at (A) that number of RSUs that would have paid out to Executive if his employment had continued through the date on which the particular RSUs would have otherwise vested (which is dependent upon the extent to which performance goals are achieved during the entire applicable performance period), multiplied by (B) a fraction, the numerator of which is the number of days worked during the applicable performance period and the denominator of which is the number of days in the entire performance period.

The Parties acknowledge that pursuant to the terms of the applicable equity plan, Executive is permitted to elect, and he hereby does elect, to have the minimum required tax withholding obligation related to the payout of vested RSUs satisfied via a net share withholding method authorized by the applicable equity plan, and the Company will so satisfy that obligation.  As, if, and when any of the applicable performance goals are not fully achieved during any of the applicable performance periods, the then unvested portion of the performance-based RSUs referred to in Section 3(b) will automatically be forfeited without further action by the Parties.

4.                                      Release of Claims.  Executive shall execute and deliver the Release to the Company within 21 calendar days following the Separation Date (the “Release Period”).  If Executive fails to execute and deliver the Release to the Company during the Release Period, or if the Release is revoked by Executive before it has become irrevocable pursuant to its terms, Executive will forfeit all of the RSUs that are referred to in any of Sections 3(a) or 3(b) above.

5.                                      Severance Arrangement.  Executive acknowledges that the payments and arrangements contained in this Agreement shall constitute full and complete satisfaction of any and all payments and benefits to which Executive may be entitled as a result of his employment with the Company and the termination thereof.  Executive agrees that, as of the Separation Date, this Agreement supersedes and replaces the severance terms set forth in Section 4 of the Severance Arrangement between Executive and the Company effective as of November 18, 2013 (the “Severance Arrangement”) and that, provided the Company observes its obligations under this Agreement, the Company has no further obligations to make any payments or provide any benefits to Executive under the terms of the Severance Arrangement or otherwise.  Executive and the Company each acknowledge and agree that the following terms and conditions of the Severance Arrangement remain in effect in accordance with their terms:

(a)                                 Section 9, Work Product;

(b)                                 Section 10, Confidential Information;

(c)                                  Section 11, Non-Compete, Non-Solicitation;

(d)                                 Section 12, Remedies;

(e)                                  Section 13, Cooperation in Investigations and Proceedings;

(f)                                   Section 21, Successors and Assigns; and

(g)                                  Section 22, Choice of Law.

6.                                      Return of Property.  By not later than 7 calendar days after the Separation Date, Executive shall return to the Company all items of Company property previously in his possession, including without limitation, keys, credit cards, telephone calling cards, computer hardware and software, cellular and portable telephone equipment, manuals, books, notebooks, financial statements, reports and other documents.  For the avoidance of doubt, Executive is entitled to retain his personal cellular telephone number.  The Company will make available to Executive, at a time and in a manner to be mutually agreed, copies of all personal (as distinct from Company-related) information (including personal contacts, personal calendar information, and other personal documents) on the Company’s personal computer and laptop computer that Executive most recently used before the Separation Date (the “Executive’s Company Computers”).  In addition, if at some future date Executive requests access to other information that was on the Executive’s Company Computers when they were last in his possession and such information is necessary and appropriate to enable Executive to defend himself in any pending or imminent litigation that may be brought against him, the Company will consider Executive’s request in good faith and will provide such access to the extent consistent with the ethical obligations of Company Counsel and to the extent not inconsistent with the Company’s legal obligations and not inconsistent with the best interests of the Company, including but not limited to requests by regulatory and law enforcement agencies.  This provision shall not be construed to limit Executive’s rights to information pursuant to the Federal Rules of Civil Procedure.

7.                                      Non-Disparagement.

(a)                                 Executive agrees that he will not do or say anything that could reasonably be expected to disparage or impact negatively the name or reputation in the marketplace of the Company or of any entity or individual known by Executive to be an affiliate, employee, officer, director, stockholder, members, principal or assign of any of the foregoing.  Subject to Executive’s continuing obligations to comply with Section 10 (Confidential Information) of the Severance Arrangement as provided herein, nothing in this Section 7 shall preclude Executive from (i) responding truthfully to any legal process or truthfully testifying in a legal or regulatory proceeding, provided that, to the extent permitted by law, Executive promptly informs the Company of any such obligation prior to participating in any such proceedings, or (ii) responding truthfully to any statements made in material breach of Section 7(b) hereof.

(b)                                 The Company agrees that it will not release any information or make any statements, and its officers and directors shall not do or say anything that could reasonably be expected to disparage or impact negatively the name or reputation in the marketplace of Executive.  Nothing herein shall preclude the Company or any of its affiliates, employees, officers, directors, stockholders, members, principals or assigns from (i) responding truthfully to any legal process or truthfully testifying in a legal or regulatory proceeding, provided that to the extent permitted by law, the Company will promptly inform Executive in advance if it has reason to believe such response or testimony will directly relate to

Executive, (ii) complying with applicable disclosure requirements, or (iii) responding truthfully to any statements made in material breach of Section 7(a) hereof.

8.                                      Attorneys’ Fees.  The Company shall reimburse Executive for the reasonable attorneys’ fees he incurred on or after September 21, 2015 in connection with the negotiation, implementation, and documentation of this Agreement and other arrangements relating to his employment with the Company, which reimbursement shall be payable in a single lump sum no later than 90 calendar days after the Separation Date, provided that Executive submits the reimbursement request to the Company in writing, with supporting documentation, no later than 60 calendar days after the Separation Date, and in no event shall the Company reimburse attorneys’ fees in excess of $10,000.

9.                                      Miscellaneous.

(a)                                 Section 409A.  The intent of the Parties is that payments and benefits under this Agreement comply with Section 409A of the Code (“Section 409A”) or are exempt therefrom and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  If Executive notifies the Company (with specificity as to the reason therefor) that Executive believes that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with Executive, reform such provision in a manner that is economically neutral to the Company to attempt to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A.  The Parties hereby acknowledge and agree that (i) the payments and benefits due to Executive under Section 3 above are payable or provided on account of Executive’s “separation from service” within the meaning of Section 409A, (ii) the payments and benefits under this Agreement are intended to be treated as separate payments for purposes of Section 409A, and (iii) Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code.  Notwithstanding any provision of this Agreement to the contrary, any payment under this Agreement that is considered nonqualified deferred compensation subject to Section 409A shall be paid no earlier than (1) the date that is six months after the date of the Executive’s separation from service for any reason other than death, or (2) the date of the Executive’s death.  In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.

(b)                                 Withholding.  The Company or its affiliates, as applicable, may withhold from any amounts payable or benefits provided under this Agreement such federal, state, local, foreign or other taxes as shall be required to be withheld pursuant to any applicable law or regulation.  Notwithstanding the foregoing, Executive shall be solely responsible and liable for the satisfaction of all taxes, interest and penalties that may be imposed on Executive in connection with this Agreement (including any taxes, interest and penalties under Section 409A), and neither the Company nor its affiliates shall have any obligation to indemnify or otherwise hold Executive harmless from any or all of such taxes, interest or penalties.

(c)                                  Severability.  In construing this Agreement, if any portion of this Agreement shall be found to be invalid or unenforceable, the remaining terms and provisions of this Agreement shall be given effect to the maximum extent permitted without considering the void, invalid or unenforceable provision.

(d)                                 Successors.  This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive other than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive’s surviving spouse, heirs, and legal representatives.  This Agreement shall inure to the benefit of and be binding upon the Company and its affiliates, and their respective successors and assigns.

(e)                                  Final and Entire Agreement; Amendment.  This Agreement, together with the Release, represents the final and entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and discussions between the Parties hereto and/or their respective counsel with respect to the subject matter hereof.  Without limiting the generality of the foregoing, except as otherwise expressly provided herein, this Agreement supersedes the Severance Arrangement, the Compensation Recoupment Policy Acknowledgement and Agreement between Executive and the Company and, insofar as it relates to Executive, the related Compensation Recovery Policy, as in effect on the Separation Date and, therefore, neither Executive nor the Company will have any right against the other pursuant to any of these superseded items, except as expressly provided otherwise in this Agreement. Any amendment to this Agreement must be in writing, signed by duly authorized representatives of the Parties, and stating the intent of the Parties to amend this Agreement.

(f)                                   Representation By Counsel.  Each of the Parties acknowledges that it or he has had the opportunity to consult with legal counsel of its or his choice prior to the execution of this Agreement and the Release.  If any ambiguity or question of intent or interpretation arises, this Agreement and the Release shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(g)                                  Governing Law; Jurisdiction.  This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Texas, without regard to conflicts of law principles. The Parties agree that any conflict of law rule that might require reference to the laws of some jurisdiction other than Texas shall be disregarded. Each party (i) agrees that any action arising out of or relating to this Agreement shall be brought exclusively in the state courts located in Dallas County, Texas and the United States District Court for the Northern District of Texas (Dallas Division), (ii) accepts for itself or himself and in respect of its or his property, generally and unconditionally, the jurisdiction of those courts, and (iii) irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it or he may now or hereafter have to the bringing of any action in those jurisdictions.  EACH PARTY WAIVES ITS OR HIS RIGHT TO TRIAL BY JURY AS TO ALL CLAIMS REGARDING, OR ARISING UNDER, THE TERMS OF THIS AGREEMENT.  The Parties further agree that the prevailing party (by judgment, court order or negotiated private settlement) in any action to enforce its or his rights under this Agreement shall be entitled to recover payment from the non-prevailing party of the prevailing party’s reasonable costs, expenses and attorneys’ fees, as well as expert witness fees and expenses, incurred in connection with any such action.

(h)                                 Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other Party or by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, addressed as follows:

If to Executive: at Executive’s most recent address on the records of the Company;

If to the Company:  Global Power Equipment Group Inc., 400 E. Las Colinas Boulevard, Suite No. 400, Irving, TX 75039, Attention:  General Counsel;

or to such other address as either Party shall have furnished to the other in writing in accordance herewith.  Any notice under this Agreement will be deemed to have been given: when delivered, if given by hand delivery; three days after having been mailed, if given by registered or certified mail; and on the date on which delivery was first attempted by the overnight courier, if sent by overnight courier.

(i)                                     Counterparts.  This Agreement may be executed in one or more counterparts (including by means of facsimile or other electronic transmission), each of which shall be deemed an original, but all of which taken together shall constitute one original instrument.

IN WITNESS WHEREOF, the Parties hereto have each executed this Agreement as of the date first above written.

GLOBAL POWER EQUIPMENT GROUP INC.		EXECUTIVE

By:	/s/ Terence Cryan	/s/ Raymond K. Guba
	Terence Cryan, Chief Executive Officer	Raymond K. Guba

EXHIBIT A
GENERAL RELEASE

This General Release (this “Release”) is made and entered into as of this     day of       , 2015, by and between Global Power Equipment Group Inc. (the “Company”) and Raymond K. Guba (“Executive”).

1.                                      Employment Status.  Executive’s employment with the Company and its affiliates terminated effective as of September 24, 2015 (the “Separation Date”).

2.                                      Payments and Benefits.  Upon the effectiveness of the terms set forth herein, the Company shall provide Executive with the benefits (collectively, the “Severance Benefits”) set forth in Section 3 of the Separation Agreement between Executive and the Company dated as of September 24, 2015 (the “Separation Agreement”), upon the terms, and subject to the conditions, of the Separation Agreement.  For the avoidance of doubt, Executive acknowledges that unless and until this Release becomes effective and irrevocable pursuant to its terms, he will not be entitled to receive any of the Severance Benefits.

3.                                      No Liability.  This Release does not constitute an admission by the Company or its affiliates or their respective officers, directors, partners, agents, or employees, or by Executive, of any unlawful acts or of any violation of federal, state or local laws.

4.                                      Release.  In consideration of the Severance Benefits, Executive for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively, “Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company, its respective affiliates and their respective predecessors, successors and assigns (the “Company Group”) and each of its officers, directors, partners, agents, and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them (collectively, “Releasees”), and each of them, from any and all claims, demands, actions, causes of action, costs, expenses, attorney fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Executive has, had, or may ever have against the Releasees relating to or arising out of Executive’s employment or separation from employment with the Company Group, from the beginning of time and up to and including the date Executive executes this Release.  This Release includes, without limitation, (a) law or equity claims; (b) contract (express or implied) or tort claims; (c) claims for wrongful discharge, retaliatory discharge, whistle blowing, libel, slander, defamation, unpaid compensation, wage and hour violations, intentional infliction of emotional distress, fraud, public policy contract or tort, and implied covenant of good faith and fair dealing, whether based in common law or any federal, state or local statute; (d) claims under or associated with any of the Company Group’s incentive or equity compensation plans or arrangements; (e) claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including without limitation under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act (“ADEA”), Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991 (“Title VII”), the Equal Pay Act of 1963, and the Americans with Disabilities Act of 1990 (“ADA”), the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”), the Genetic Information Nondiscrimination Act of 2008 (“GINA”), the Fair Labor Standards Act (“FLSA”), the Lilly Ledbetter Fair Pay Act or any other foreign, federal, state or local law or judicial decision); (f) claims arising under the Employee Retirement Income Security Act; and (g) any other statutory or common law claims related to Executive’s employment with the Company Group or the separation of Executive’s employment with the Company Group.

Without limiting the foregoing paragraph, Executive represents that he understands that this Release specifically releases and waives any claims of age discrimination, known or unknown, that Executive may have against the Company as of the date he signs this Release.  This Release specifically includes a waiver of rights and claims under the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers Benefit Protection Act.  Executive acknowledges that as of the date Executive signs this Release, Executive may have certain rights or claims under the Age Discrimination in Employment Act, 29 U.S.C. §626 and he voluntarily relinquishes any such rights or claims by signing this Release.

Notwithstanding the foregoing provisions of this Section 4, nothing herein will release the Company Group from (i) any obligation under the Separation Agreement; (ii) any obligation to provide all benefit entitlements under any Company benefit or welfare plan that were vested as of the Separation Date, including the Company’s 401(k) plan and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (iii) Executive’s rights of indemnification and directors and officers liability insurance, as applicable and as in effect as of the Separation Date; and (iv) any rights or claims that relate to events or circumstances that occur after the date that Executive executes this Release.  In addition, nothing in this Release is intended to interfere with Executive’s right to file a charge with the Equal Employment Opportunity Commission or any state or local human rights commission in connection with any claim Executive believes he may have against the Releasees.  However, by executing this Release, Executive hereby waives the right to recover any remuneration, damages, compensation or relief of any type whatsoever from the Company, its affiliates and their respective predecessors and successors in any proceeding that Executive may bring before the Equal Employment Opportunity Commission or any similar state commission or in any proceeding brought by the Equal Employment Opportunity Commission or any similar state commission on Executive’s behalf.

5.                                      Governing Law.  This Release shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Texas, without regard to conflicts of law principles. The Parties agree that any conflict of law rule that might require reference to the laws of some jurisdiction other than Texas shall be disregarded. Each party (i) agrees that any action arising out of or relating to this Release shall be brought exclusively in the state courts located in Dallas County, Texas and the United States District Court for the Northern District of Texas (Dallas Division), (ii) accepts for itself or himself and in respect of its or his property, generally and unconditionally, the jurisdiction of those courts, and (iii) irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it or he may now or hereafter have to the bringing of any action in those jurisdictions.

6.                                      Acknowledgment.  Executive has read this Release, understands it, and voluntarily accepts its terms, and Executive acknowledges that he has been advised by the Company to seek the advice of legal counsel (at Executive’s cost) before entering into this Release.  Executive acknowledges that he was given a period of 21 calendar days within which to consider and execute this Release, and to the extent that he executes this Release before the expiration of the 21-day period, he does so knowingly and voluntarily and only after consulting his attorney.  Executive acknowledges and agrees that the promises made by the Company Group hereunder represent substantial value over and above that to which Executive would otherwise be entitled.  Executive acknowledges and reconfirms the promises in Sections 9, 10, 11 and 13 of Severance Arrangement between Executive and the Company effective as of November 18, 2013.

7.                                      Revocation.  Executive has a period of 7 calendar days following the execution of this Release during which Executive may revoke this Release by delivering written notice to the Company in the manner specified in Section 9(h) of the Separation Agreement, and this Release shall not become effective or enforceable until such revocation period has expired.  Executive understands that if he

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revokes this Release, it will be null and void in its entirety, and he will not be entitled to any payments or benefits provided in this Release, including without limitation any Severance Payments pursuant to Section 3 of the Separation Agreement.

8.                                      Miscellaneous.  This Release is the complete understanding between Executive and the Company Group in respect of the subject matter of this Release and supersedes all prior agreements relating to Executive’s employment with the Company Group, except as specifically excluded by this Release.  Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release.  In the event that any provision of this Release should be held to be invalid or unenforceable each and all of the other provisions of this Release shall remain in full force and effect.  If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law.  Executive agrees to execute such other documents and take such further actions as reasonably may be required by the Company Group to carry out the provisions of this Release.

9.                                      Counterparts.  This Release may be executed by the parties hereto in counterparts, which taken together shall be deemed one original.

GLOBAL POWER EQUIPMENT GROUP INC.		EXECUTIVE

By:
	Terence Cryan, Chief Executive Officer	Raymond K. Guba

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